EXHIBIT 99.01
Versant Contact:
Jerry Wong
Chief Financial Officer
Versant Corporation
1-800-VERSANT
650-232-2400

Anthony Bettencourt joins Versant's Board

Redwood City, California, January 5, 2012 - Versant Corporation (NASDAQ:VSNT), an industry leader in specialized data management, today announced that Anthony Bettencourt has joined Versant's Board of Directors and that the Board has been increased to 6 directors.

Mr. Bettencourt is the Chief Executive Officer, President and Chairman of the Board of Coverity, a privately held company that develops and markets development testing solutions that assist software developers in detecting and fixing quality and security problems. “Mr. Bettencourt has extensive enterprise software and software engineering expertise. He will be a very valuable member of our Board of Directors,” said William H. Delevati, Chairman of the Board of Versant Corporation.

Prior to joining Coverity in 2010, Mr. Bettencourt served as the Chief Executive Officer of Verity Inc., a leader in enterprise search, and led the company through its acquisition by Autonomy Corporation plc in 2005. After Verity's acquisition, Mr. Bettencourt held several senior executive positions including CEO of several Autonomy subsidiaries including Autonomy Inc. Mr. Bettencourt currently serves as the non-executive chairman of the board of directors of Blinkx, Inc., an Internet video search engine company whose stock trades on the AIM market of the London Stock Exchange, and also serves on the board of directors of several privately held companies.

“The addition of Mr. Bettencourt provides Versant with valuable relevant industry expertise in times when the software and database industry is experiencing significant change, triggered by Cloud Computing and Big Data trends,” said Bernhard Woebker, President and CEO of Versant Corporation.

About Versant Corporation
Versant Corporation (NASDAQ: VSNT) is an industry leader in specialized data management software, which helps companies to handle complex information in environments that have high performance and high availability requirements. Using the Versant Database Engine, customers cut hardware costs, speed and simplify development, significantly reduce administration costs, and deliver products with a strong competitive edge. Versant's solutions are deployed in a wide array of industries, including telecommunications, financial services, transportation, manufacturing, and defense. With over 150,000 installations, Versant has been a highly reliable partner for over 15 years for Global 2000 companies such as Ericsson, Verizon, Siemens, and Financial Times, as well as the US Government. For more information, call 650-232-2400 or visit www.versant.com.

Versant is a registered trademark or trademark of Versant Corporation in the United States and/or other countries.